Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT
BY AND BETWEEN
XPO LOGISTICS, INC.
AND
GXO LOGISTICS, INC.
DATED AS OF AUGUST 1, 2021

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-ii-

EMPLOYEE MATTERS AGREEMENT
This EMPLOYEE MATTERS AGREEMENT, dated as of August 1, 2021 (this “Agreement”), is by and between XPO Logistics, Inc., a Delaware corporation (“Parent”), and GXO Logistics, Inc., a Delaware corporation (“SpinCo”).
R E C I T A L S:
WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;
WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of all of the outstanding SpinCo Shares (the “Distribution”);
WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;
WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;
WHEREAS, in order to effectuate the Separation and Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the“Separation and Distribution Agreement”);
WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and
WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Definitions. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 8.16.
“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee, including cash or deferred arrangement plans, profit-sharing plans, post-employment programs, pension plans, supplemental pension plans, welfare plans, stock purchase, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change-in-control protections or benefits, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.
“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code and including all regulations promulgated thereunder.
“Distribution” shall have the meaning set forth in the Recitals.
“Employee” shall mean any Parent Group Employee or SpinCo Group Employee. “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Former Employees” shall mean Former Parent Group Employees and Former SpinCo Group Employees.
“Former Parent Group Employee” shall mean any individual who is a former employee of the Parent Group as of the Effective Time and who is not a Former SpinCo Group Employee.
“Former SpinCo Group Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Effective Time, in each case, who was primarily dedicated to the SpinCo Business as of immediately prior to termination of employment with any such entity.
“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.
“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance or change in control agreement, or (c) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Parent Group and a SpinCo Group Employee or any Former SpinCo Group Employee, as in effect immediately prior to the Effective Time; provided that, such term shall not include the Confidential Information Protection Agreement.
“Labor Agreement” shall have the meaning set forth in Section 2.01. “Parent” shall have the meaning set forth in the Preamble.
“Parent 401(k) Plans” shall mean the following plans: the XPO Logistics 401(k) Plan and XPO Logistics Retirement Savings Plan, as in effect or as it may be amended from time to time.
“Parent Awards” shall mean Parent Option Awards, Parent RSU Awards, Parent Event-Based RSU Awards and Parent Performance-Based RSU Awards, collectively.
“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Effective Time, but excluding any SpinCo Benefit Plan.
“Parent Board” shall have the meaning set forth in the Recitals.
“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.
“Parent Canada Defined Contribution Plan” shall mean The Pension Plan for Employees of XPO Logistics Freight Canada Inc.
“Parent Compensation Committee” shall mean the Compensation Committee of the Parent Board.
“Parent Deferred Compensation Plan” shall mean each of the following plans: Con-Way Inc. 1993 Deferred Compensation Plan for Executives and Key Employees, Con-Way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees (the “2005 Con-Way Plan”), CNF Inc. Supplemental Excess Retirement Plan, Con-Way Inc. 2005 Supplemental Excess Retirement Plan, and Con-Way Supplemental Retirement Savings Plan.
“Parent Director” shall mean each Parent nonemployee director as of immediately after the Effective Time who served on the Parent Board immediately prior to the Effective Time.
“Parent ESPP” shall mean the XPO Logistics, Inc. Employee Stock Purchase Plan.
“Parent Event-Based RSU Award” shall mean a restricted stock unit award with a performance vesting condition relating to the occurrence of a corporate transaction, including without limitation the Distribution, that is outstanding as of immediately prior to the Effective Time, granted pursuant to the Parent Omnibus Plan.
“Parent Group Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“Parent Non-Equity Incentive Practices” shall mean the corporate non-equity incentive practices of the Parent Group.
“Parent Omnibus Plan” shall mean any equity compensation plan sponsored or maintained by the Parent immediately prior to the Effective Time, including the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan, as amended from time to time and the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan, as amended from time to time.
“Parent Option Award” shall mean an award of options to purchase Parent Shares granted pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.
“Parent Puerto Rico Savings Plan” shall mean the XPO Logistics, Inc. Puerto Rico Savings Plan.
“Parent Performance-Based RSU Award” shall mean a restricted stock unit award that is subject to performance-based vesting (other than a Parent Event-Based RSU Award) outstanding as of immediately prior to the Effective Time, granted pursuant to the Parent Omnibus Plan.
“Parent Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Post-Separation Parent Stock Value.
“Parent Retiree Medical Plan” shall mean each of the following plans: the XPO Logistics, Inc. Retiree Benefit Plan (formerly, Con-Way Retiree Benefit Plan) and XPO Logistics Retiree Health Savings Account (401(h)).
“Parent RSU Award” shall mean a restricted stock unit award outstanding as of immediately prior to the Effective Time that is not subject to performance-based vesting conditions, granted pursuant to the Parent Omnibus Plan.
“Parent Welfare Plan” shall mean any Parent Benefit Plan that is a Welfare Plan, including the XPO Benefit Plan and XPO Logistics Canada Inc. Group Benefits Policy.
“Parties” shall mean the parties to this Agreement.
“Post-Separation Parent Awards” shall mean Post-Separation Parent Option Awards, Post-Separation Parent RSU Awards, and Post-Separation Parent Performance-Based RSU Awards, collectively.
“Post-Separation Parent Option Award” shall mean a Parent Option Award, as adjusted as of the Effective Time in accordance with Section 4.02(a).
“Post-Separation Parent Performance-Based RSU Award” shall mean a Parent Performance-Based RSU Award, as adjusted as of the Effective Time in accordance with Section 4.02(d), as applicable.

“Post-Separation Parent RSU Award” shall mean a Parent RSU Award, as adjusted as of the Effective Time in accordance with Section 4.02(b) or Section 4.02(c), as applicable.
“Post-Separation Parent Stock Value” shall mean the closing per-share price of Parent Shares on the NYSE on the first regular trading session (9:30 a.m. to 4:00 p.m. EST) commencing after the Effective Time.
“Pre-Separation Parent Stock Value” shall mean the closing per-share price of Parent Shares trading “regular way with due bills” on the NYSE on the last regular trading session (9:30 am to 4:00 pm EST) ending prior to the Effective Time.
“QDRO” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Separation” shall have the meaning set forth in the Recitals.
“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.
“SpinCo” shall have the meaning set forth in the Preamble.
“SpinCo 401(k) Plan” shall mean the SpinCo 401(k) Savings Plans, to be adopted by SpinCo prior to or on the Distribution Date as described in Section 5.03.
“SpinCo 401(k) Trust” shall have the meaning set forth in Section 5.03(a). “SpinCo Awards” shall mean SpinCo Option Awards and SpinCo RSU Awards, collectively.
“SpinCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the SpinCo Group as of or after the Effective Time. “SpinCo Board” shall mean the Board of Directors of SpinCo.
“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.
“SpinCo Canada Defined Contribution Fund” shall have the meaning set forth in 5.05(a).
“SpinCo Canada Defined Contribution Plan” shall mean the SpinCo Canada Defined Contribution Plan, to be adopted by SpinCo prior to or on the Distribution Date as described in Section 5.05.
“SpinCo Flex Plan” shall mean the Health Flexible Spending Account and the Dependent Care Flexible Spending Account under a cafeteria plan established by SpinCo as described in Section 7.04.

“SpinCo Group Employees” shall have the meaning set forth in Section 3.01(a)(i).
“SpinCo Non-Equity Incentive Practices” shall mean the corporate non-equity incentive practices, as established by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Section 4.04.
“SpinCo Omnibus Plan” shall mean the SpinCo 2021 Omnibus Incentive Plan, as established by SpinCo as of the Effective Time pursuant to Section 2.03(a) and Section 4.01.
“SpinCo Option Award” shall mean an award of stock options assumed and granted by SpinCo pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(a).
“SpinCo Puerto Rico Savings Plan” shall mean the SpinCo Puerto Rico) Savings Plans, to be adopted by SpinCo prior to or on the Distribution Date as described in Section 5.04.
“SpinCo Ratio” shall mean the quotient obtained by dividing (a) the Pre- Separation Parent Stock Value by (b) the SpinCo Stock Value.
“SpinCo RSU Award” shall mean an award of restricted stock units that is not subject to performance-based vesting conditions, assumed and granted pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(b) or Section 4.02(c), as applicable.
“SpinCo Stock Value” shall mean the closing per-share price of SpinCo Shares on the NYSE on the first regular trading session (9:30 a.m. to 4:00 p.m. EST) commencing after the Effective Time.
“SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the SpinCo Group for the benefit of SpinCo Group Employees and Former SpinCo Group Employees.
“Transferred Account Balances” shall have the meaning set forth in Section 7.04.
“Transferred Director” shall mean each SpinCo nonemployee director as of immediately after the Effective Time who served on the Parent Board immediately prior to the Effective Time.
“U.S.” shall mean the United States of America.
“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts or severance.
Section 1.02. Interpretation. Section 10.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES
Section 2.01. General Principles. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement or arrangement with any labor union, works council or other labor representative (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. The provisions of this Agreement shall apply in respect of all jurisdictions.
(a) Acceptance and Assumption of SpinCo Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:
(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Group Employees and Former SpinCo Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;
(ii) any and all Liabilities whatsoever with respect to claims under a SpinCo Benefit Plan, taking into account the SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees and Former SpinCo Group Employees that were originally the Liabilities of the corresponding Parent Benefit Plan with respect to periods prior to the Effective Time;
(iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all SpinCo Group Employees and Former SpinCo Group Employees; and

(iv) any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.
(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Parent and certain members of the Parent Group designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:
(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Group Employees and Former Parent Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;
(ii) any and all Liabilities whatsoever with respect to claims under a Parent Benefit Plan, taking into account a corresponding SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees and Former SpinCo Group Employees that were originally the Liabilities of such Parent Benefit Plan with respect to periods prior to the Effective Time;
(iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all Parent Group Employees and Former Parent Group Employees; and
(iv) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.
(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.
(d) Non-U.S. Employees. SpinCo Group Employees and Former SpinCo Group Employees who are residents outside of the United States or otherwise are subject to non- U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the SpinCo Group Employees and Former SpinCo Group Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law. Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions, including any action under a Benefit Plan, shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions and SpinCo may make such changes, modifications or amendments to the SpinCo Benefit Plans as may be required by applicable Law, vendor limitations or as are necessary to reflect the Separation.
Section 2.02. Service Credit Recognized by SpinCo and SpinCo Benefit Plans. As of the Effective Time, the SpinCo Benefit Plans shall, and SpinCo shall cause each member of the SpinCo Group to, recognize each SpinCo Group Employee’s and each Former SpinCo Group Employee’s full service with Parent or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by Parent for similar purposes prior to the Effective Time as if such full service had been performed for a member of the SpinCo Group, for purposes of eligibility, vesting and determination of level of benefits under any SpinCo Benefit Plans.
Section 2.03. Adoption and Transfer and Assumption of Benefit Plans.
(a) Adoption by SpinCo of Benefit Plans. As of no later than the Effective Time, SpinCo shall, or shall cause the members of the SpinCo Group to, adopt Benefit Plans (and related trusts, if applicable) as contemplated and in accordance with the terms of this Agreement, which Benefit Plans are generally intended to contain terms substantially similar in all material respects to those of the corresponding Parent Benefit Plans as in effect immediately prior to the Effective Time, with such changes, modifications or amendments to the SpinCo Benefit Plans as may be required by applicable Law or to reflect the Separation and Distribution, including limiting participation in any such SpinCo Benefit Plan to SpinCo Group Employees and Former SpinCo Group Employees who participated in the corresponding Benefit Plan immediately prior to the Effective Time.
(b) Plans Not Required to Be Adopted. With respect to any Benefit Plan not otherwise addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan, taking into account the handling of any comparable plan under this Agreement and, notwithstanding that SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Effective Time, SpinCo shall remain obligated to pay or provide any previously accrued or incurred benefits to the SpinCo Group Employees and Former SpinCo Group Employees consistent with Section 2.0l(a) of this Agreement.
(c) Information, Elections and Beneficiary Designations. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections, including any beneficiary designations. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.
(d) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits or recognition of compensation or other factors to the extent that receipt of such service credit or benefits or recognition of compensation or other factors would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to (i) create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Parent Group or member of the SpinCo Group on the part of any Employee or Former Employee or (ii) limit the ability of a member of the Parent Group or SpinCo Group to amend, merge, modify, eliminate, reduce or otherwise alter in any respect any benefit under any Benefit Plan sponsored or maintained by a member of the Parent Group or SpinCo Group, respectively, or any trust, insurance policy or funding vehicle related thereto.
(e) Transition Services. The Parties acknowledge that the Parent Group or the SpinCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.
(f) Beneficiaries. References to Parent Group Employees, Former Parent Group Employees, SpinCo Group Employees, Former SpinCo Group Employees, and current and former nonemployee directors of either Parent or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.
Section 2.04. Reimbursement.
(a) By SpinCo.
(i) From time to time after the completion of the Separation, SpinCo shall promptly reimburse Parent for the cost of any obligations or Liabilities that Parent elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the SpinCo Group. Parent shall invoice SpinCo after the end of each fiscal month for all such costs (if any) in such fiscal month. SpinCo shall pay any amounts due by SpinCo hereunder in immediately available funds within thirty (30) days of SpinCo’s receipt of each invoice therefor. Any amount not paid within thirty (30) days after the date when payable shall bear interest at the rate described in the definition of Interest Payment (as defined in the Transition Services Agreement) from the date such amount is due. SpinCo shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to Parent (on account of any obligation owed by the Parent Group, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided that if SpinCo disputes any amount on an invoice, SpinCo shall notify Parent in writing within twenty (20) days after SpinCo’s receipt of such invoice and shall describe in detail the reason for disputing such amount, provide any documents or other materials supporting its dispute, and will be entitled to withhold only the amount in dispute during the pendency of the dispute. SpinCo shall cause the timely payment of the undisputed portion of each invoice in the manner set forth in this Agreement and shall be subject to late charges at the rate described in the definition of Interest Payment and any other costs incurred by Parent pursuant to this Section 2.04(a) on any amount that is unsuccessfully disputed.
(ii) In addition, if SpinCo or any member of the SpinCo group receives a repayment of relocation expenses, sign-on bonus, or other compensation that was originally paid by a member of the Parent Group, then SpinCo shall, or shall cause a SpinCo Group entity to, pay to Parent the amount of such compensation repayment in immediately available funds within thirty (30) days of the receipt of such compensation repayment by SpinCo or a member of the SpinCo Group.
(b) By Parent. From time to time after the completion of the Separation, Parent shall promptly reimburse SpinCo for the cost of any obligations or Liabilities that SpinCo elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the Parent Group. SpinCo shall invoice Parent after the end of each fiscal month for all such costs (if any) in such fiscal month. Parent shall pay any amounts due by Parent hereunder in immediately available funds within thirty (30) days of Parent’s receipt of each invoice therefor. Any amount not paid within thirty (30) days after the date when payable shall bear interest at the rate described in the definition of Interest Payment from the date such amount is due. Parent shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to SpinCo (on account of any obligation owed by the SpinCo Group, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided that if Parent disputes any amount on an invoice, Parent shall notify SpinCo in writing within twenty (20) days after Parent’s receipt of such invoice and shall describe in detail the reason for disputing such amount, provide any documents or other materials supporting its dispute, and will be entitled to withhold only the amount in dispute during the pendency of the dispute. Parent shall cause the timely payment of the undisputed portion of each invoice in the manner set forth in this Agreement and shall be subject to late charges at the rate described in the definition of Interest Payment and any other costs incurred by SpinCo and controlled pursuant to this Section 2.04(b) on any amount that is unsuccessfully disputed.
ARTICLE III
ASSIGNMENT OF EMPLOYEES
Section 3.01. Active Employees.
(a) Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed to by the Parties, (i) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the SpinCo Group as of immediately after the Effective Time

(including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or an approved leave of absence) (collectively, the “SpinCo Group Employees”) is employed by a member of the SpinCo Group as of immediately after the Effective Time, and (ii) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or an approved leave of absence) and any other individual employed by the Parent Group as of the Effective Time who is not a SpinCo Group Employee (collectively, the “Parent Group Employees”) is employed by a member of the Parent Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.
(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at- will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of the Parent Group or the SpinCo Group to change the position, compensation or benefits of any Employees for performance-related, business or any other reason.
(c) Non-compete, Severance, Change in Control, or Other Payments. The Parties acknowledge and agree that the Separation, Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any SpinCo Group Employee or Parent Group Employee to non-compete, severance, change in control, or other payments or benefits.
(d) Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation, Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the SpinCo Group and except as provided in this Agreement or as otherwise required by applicable law or Individual Agreement, no provision of this Agreement shall be construed to accelerate any vesting or create an right or entitlement to any compensation or benefits on the part of any Employee.
Section 3.02. Individual Agreements.
(a) Assignment by Parent. To the extent necessary, Parent shall assign, or cause an applicable member of the Parent Group to assign, to SpinCo or another member of the SpinCo Group, as designated by SpinCo, all Individual Agreements (other than any provision relating to restrictive covenants), with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual

Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the SpinCo Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the SpinCo Group shall enjoy all the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary); provided, further, that in no event shall Parent be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against a SpinCo Group Employee or Former SpinCo Group Employee for action taken in such individual’s capacity as a SpinCo Group Employee or Former SpinCo Group Employee.
(b) Assumption by SpinCo. Effective as of the Effective Time, SpinCo shall, or shall cause the members of the SpinCo Group to, assume and honor any Individual Agreement to the extent assigned, including any obligations thereunder to which any SpinCo Group Employee or Former SpinCo Group Employee is a party with any member of the Parent Group.
Section 3.03. Consultation with Labor Representatives; Labor Agreements. The Parties shall cooperate to notify, inform and/or consult with any labor union, works council or other labor representative regarding the Separation and Distributions to the extent required by Law or a Labor Agreement. No later than as of immediately before the Effective Time, SpinCo shall have taken, or caused another member of the SpinCo Group to take, all actions that are necessary (if any) for SpinCo or another member of the SpinCo Group to (a) assume any Labor Agreements in effect with respect to SpinCo Group Employees and Former SpinCo Group Employees (excluding obligations thereunder with respect to any Parent Group Employees or Former Parent Group Employees, to the extent applicable) and (b) unless otherwise provided in this Agreement, assume and honor any obligations of the Parent Group under any Labor Agreements as such obligations relate to SpinCo Group Employees and Former SpinCo Group Employees. No later than as of immediately before the Effective Time, Parent shall have taken, or caused another member of the Parent Group to take, all actions that are necessary (if any) for Parent or another member of the Parent Group to (a) assume any Labor Agreements in effect with respect to Parent Group Employees and Former Parent Group Employees (excluding obligations thereunder with respect to any SpinCo Group Employees, or Former SpinCo Group Employees, the extent applicable) and (b) assume and honor any obligations of the SpinCo Group under any Labor Agreements as such obligations relate to Parent Group Employees and Former Parent Group Employees.
Section 3.04. Non-Solicitation.
(a) Non-Solicitation, Non-Hire. Each Party agrees that, for the period of two (2) years immediately following the Effective Time, such Party shall, and shall cause each member in its Group, to not solicit for employment or hire any individual who is a salaried employee of a member of the other Group as of immediately prior to the Effective Time (“Restricted Employees”); provided that the foregoing restrictions shall not apply to: (i) any Restricted Employee who terminates employment (which for the avoidance of doubt, occurs at the end of any garden leave, if applicable) at least six (6) months prior to the applicable solicitation and/or hiring, (ii) the solicitation of a Restricted Employee whose employment was involuntarily terminated by the employing Party in a severance qualifying termination before the employment discussions with the soliciting Party commenced, and (iii) any Restricted Employee whose prospective employment is agreed to in writing by the soliciting Party and the employing Party, or in the case of a Restricted Employee who is not currently employed, the Party who last employed Restricted Employee; and provided, further that it shall not be deemed to be a violation of this Section 3.04 for either Party, or the members of its Group, to post a general solicitation that is not targeted at Restricted Employees of the other Party and the members of its Group.
(b) Remedies; Enforcement. Each Party acknowledges and agrees that (i) injury to the employing Party from any breach by the other Party of the obligations set forth in this Section 3.04 would be irreparable and impossible to measure and (ii) the remedies at Law for any breach or threatened breach of this Section 3.04, including monetary damages, would therefore be inadequate compensation for any loss and the employing Party shall have the right to specific performance and injunctive or other equitable relief in accordance with this Section 3.04, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. Each Party understands and acknowledges that the restrictive covenants and other agreements contained in this Section 3.04 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of the Parties that the provisions of this Section 3.04 shall be enforced to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 3.04 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made.
ARTICLE IV
EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION
Section 4.01. Generally. Each Parent Award that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however that, prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the SpinCo Omnibus Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02. Equity Incentive Awards.
(a) Option Awards. Each Parent Option Award that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into either a Post-Separation Parent Option Award or a SpinCo Option Award as described below:
(i) Each Parent Option Award held by a Parent Group Employee and Former Employee shall be converted as of the Effective Time, through an adjustment thereto, into a Post-Separation Parent Option Award and shall, except as otherwise provided in this Section 4.02(a), be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Parent Option Award immediately prior to the Effective Time. From and after the Effective Time:
(A) the number of Parent Shares subject to such Post- Separation Parent Option Award, rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (1) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time, by (2) the Parent Ratio; and
(B) the per share exercise price of such Post-Separation Parent Option Award, rounded up to the nearest cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding Parent Option Award as of immediately prior to the Effective Time, by (2) the Parent Ratio.
(ii) Each Parent Option Award held by a SpinCo Group Employee (or, if applicable, a consultant who is expected to continue service with SpinCo following the Effective Time) shall be converted as of the Effective Time into a SpinCo Option Award outstanding under the SpinCo Omnibus Plan and shall, except as otherwise provided in this Section 4.02(a), be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Parent Option Award immediately prior to the Effective Time. From and after the Effective Time:
(A) the number of SpinCo Shares subject to such SpinCo Option Award, rounded down to the nearest whole number of shares, shall be equal to the product obtained by multiplying (1) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time, by (2) the SpinCo Ratio; and
(B) the per share exercise price of such SpinCo Option Award, rounded up to the nearest cent, shall be equal to the quotient obtained by dividing (1) the per share exercise price of the corresponding Parent Option Award as of immediately prior to the Effective Time, by (2) the SpinCo Ratio.
Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Parent Shares and SpinCo Shares subject to each Post-Separation Parent Option Award and SpinCo Option Award, and the terms and conditions of exercise of such options, shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) RSU Awards. Each Parent RSU Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:
(i) If the holder is a Parent Group Employee, Former Employee, or Parent Director, such award shall be converted, as of the Effective Time, into a Post-Separation Parent RSU Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent RSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent RSU Award shall be equal to the product, rounded to the nearest whole number of shares, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award immediately prior to the Effective Time, by (B) the Parent Ratio.
(ii) If the holder is a SpinCo Group Employee or a Transferred Director, such award shall be converted, as of the Effective Time, into a SpinCo RSU Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting) after the Effective Time as were applicable to such Parent RSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo RSU Award shall be equal to the product, rounded to the nearest whole number of shares, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award immediately prior to the Effective Time, by (B) the SpinCo Ratio.
(c) Event-Based RSU Awards. Each Parent Event-Based RSU Award that is outstanding as of immediately prior to the Effective Time and held by a Parent Group Employee or Former Employee shall be converted in the same manner as described in Section 4.02(b)(i) into a Post-Separation Parent RSU Award. Each Parent Event-Based RSU Award that is outstanding as of immediately prior to the Effective Time and held by a SpinCo Group Employee shall be converted in the same manner as described in Section 4.02(b)(ii) into a SpinCo RSU Award.
(d) Performance-Based RSU Awards. Each Parent Performance-Based RSU Award that is outstanding as of immediately prior to the Effective Time shall be converted, as of the Effective Time, into a Post-Separation Parent Performance-Based RSU Award, and shall, except as otherwise provided in this Section 4.02(d), be subject to the same terms and conditions (including with respect to time-based vesting) after the Effective Time as were applicable to such Parent Performance-Based RSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent Performance-Based RSU Award shall be equal to the product, rounded to the nearest whole number of shares, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent Performance-Based RSU Award immediately prior to the Effective Time, by (B) the Parent Ratio. The applicable performance-based vesting conditions may be modified in a manner determined by the Parent Compensation Committee prior to the Effective Time.

(e) Miscellaneous Award Terms. None of the Separation, the Distribution or any employment transfer described in Section 3.0l(a) shall constitute a termination of employment for any Employee or termination of service for any non-employee director for purposes of any Post-Separation Parent Award or any SpinCo Award. After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent Omnibus Plan applicable to such award (x) with respect to Post-Separation Parent Awards shall be deemed to refer to a“change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Omnibus Plan, and (y) with respect to SpinCo Awards, shall be deemed to refer to a “Change in Control” as defined in the SpinCo Omnibus Plan.
(f) Registration and Other Regulatory Requirements. SpinCo agrees to file the appropriate registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the SpinCo Shares authorized for issuance under the SpinCo Omnibus Plan, as required pursuant to the Securities Act, on or promptly following the Effective Time and in any event before the date of issuance of any SpinCo Shares pursuant to the SpinCo Omnibus Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(f), including, to the extent applicable, compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.
Section 4.03. Employee Stock Purchase Plan. The accumulated payroll deductions of any SpinCo Group Employee under the Parent ESPP immediately prior to the Effective Time shall be returned to such SpinCo Group Employee as soon as practical following the Effective Time in accordance with the procedure established by Parent for such purpose.
Section 4.04. Non-Equity Incentive Practices and Plans.
(a) Corporate Bonus Practices.
(i) The SpinCo Group shall be responsible for determining all bonus awards that would otherwise be payable under the SpinCo Non-Equity Incentive Practices to SpinCo Group Employees or Former SpinCo Group Employees for any performance periods that are open when the Effective Time occurs. The SpinCo Group shall also determine for SpinCo Group Employees or Former SpinCo Group Employees (A) the extent to which established performance criteria (as interpreted by the SpinCo Group, in its sole discretion) have been met, and (B) the payment level for each SpinCo Group Employee or Former SpinCo Group Employee. The SpinCo Group shall assume all Liabilities with respect to any such bonus awards payable to SpinCo Group Employees or Former SpinCo Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the Parent Group shall have any obligations with respect thereto.
(ii) The Parent Group shall be responsible for determining all bonus awards that would otherwise be payable under the Parent Non-Equity Incentive Practices to Parent Group Employees or Former Parent Group Employees for any performance periods that are open when the Effective Time occurs. The Parent Group shall also determine for Parent

Group Employees or Former Parent Group Employees (A) the extent to which established performance criteria (as interpreted by the Parent Group, in its sole discretion) have been met, and (B) the payment level for each Parent Group Employee or Former Parent Group Employee. The Parent Group shall retain (or assume as necessary) all Liabilities with respect to any such bonus awards payable to Parent Group Employees or Former Parent Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the SpinCo Group shall have any obligations with respect thereto.
(b) Cash Long-Term Incentive Awards.
(i) The SpinCo Group shall assume all Liabilities with respect to any long-term cash incentive awards payable to SpinCo Group Employees or Former SpinCo Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the Parent Group shall have any obligations with respect thereto.
(ii) The Parent Group shall retain (or assume as necessary) all Liabilities with respect to any long-term cash incentive awards payable to Parent Group Employees or Former Parent Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the SpinCo Group shall have any obligations with respect thereto. The applicable performance-based vesting conditions may be modified in a manner determined by the Parent Compensation Committee prior to the Effective Time.
(c) Other Cash Incentive Plans.
(i) No later than the Effective Time, the Parent Group shall continue to retain (or assume as necessary) any cash incentive plan for the exclusive benefit of Parent Group Employees and Former Parent Group Employees, whether or not sponsored by the Parent Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.
(ii) No later than the Effective Time, the SpinCo Group shall continue to retain (or assume as necessary) any cash incentive plan for the exclusive benefit of SpinCo Group Employees and Former SpinCo Group Employees, whether or not sponsored by the SpinCo Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.
Section 4.05. Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are earned at, before, or after the Effective Time, and SpinCo shall not have any responsibility for any such payments. With respect to any SpinCo nonemployee director, SpinCo shall be responsible for the payment of any fees for service on the SpinCo Board that are earned at any time after the Effective Time, and Parent shall not have any responsibility for any such payments. For the avoidance of doubt, with respect to the quarter in which the Distribution Date occurs, for any Transferred Director, Parent shall be responsible for the payment of director’s fees for the period up to the Distribution Date and SpinCo shall be responsible for the payment of director’s fees for the period on or after the Distribution Date.

ARTICLE V
QUALIFIED RETIREMENT PLANS
Section 5.01. Parent Employee Retirement Plan. Parent shall assume and retain the XPO Logistics Pension Plan as of the Effective Time and no member of the SpinCo Group shall assume or retain any Liability with respect to the XPO Logistics Pension Plan. Following the Effective Time, no SpinCo Group Employee shall be credited with any additional service under the XPO Logistics Pension Plan.
Section 5.02. U.K. Retirement Plan. SpinCo shall assume and retain the XPO Pension Scheme as of the Effective Time and no member of the Parent Group shall assume or retain any Liability with respect to the XPO Pension Scheme. Following the Effective Time, no Parent Group Employee shall be credited with any additional service under the XPO Pension Scheme.
Section 5.03. SpinCo 401(k) Plans.
(a) Establishment of Plan. Effective on or before the Distribution Date, SpinCo shall or shall cause the members of the SpinCo Group to, adopt and establish SpinCo 401(k) Plans and a related trusts (the “SpinCo 401(k) Trust”), which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirement of Section 501(a) of the Code, and the requirements described in Sections 401(k) and (m) of the Code and which shall have substantially the similar terms in all material respects as of immediately prior to the Distribution Date as each corresponding Parent 401(k) Plan. Notwithstanding the foregoing, SpinCo may make such changes, modifications or amendments to each SpinCo 401(k) Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation or which result from vendor limitations. SpinCo shall undertake to obtain a favorable determination letter with respect to the SpinCo 401(k) Plan.
(b) Transfer of Account Balances. No later than thirty (30) days following the Effective Time (or such other times as mutually agreed to by the Parties), Parent shall cause the trustee of each Parent 401(k) Plan to transfer from the trust which forms a part of each Parent 401(k) Plan to the corresponding SpinCo 401(k) Trust, the account balances of SpinCo Group Employees under the corresponding Parent 401(k) Plan, determined as of the date of the transfer. Unless otherwise agreed by the Parties, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any Asset and Liability transfers pursuant to this Section 5.03 shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and, if required, shall be made not less than thirty (30) days after Parent shall have filed the notice under Section 6058(b) of the Code with respect to the applicable Parent 401(k) Plan. The Parties agree that to the extent that any Assets are not transferred in kind, the assets transferred will be mapped into an appropriate investment vehicle.
(c) Transfer of Liabilities. Effective as of the Effective Time but subject to the Asset transfer specified in Section 5.03(b) above, each SpinCo 401(k) Plan shall assume and be solely responsible for all the Liabilities for or relating to SpinCo Group Employees under the corresponding Parent 401(k) Plan. SpinCo shall be responsible for all ongoing rights of or relating to SpinCo Group Employees for future participation (including the right to make payroll deductions) in each SpinCo 401(k) Plan.

(d) Plan Provisions of SpinCo 40l(k) Plans. Each SpinCo 401(k) Plan shall provide that:
(i) SpinCo Group Employees shall be eligible to participate in a SpinCo 401(k) Plan as of the Effective Time to the extent that they were eligible to participate in the corresponding Parent 401(k) Plan as of immediately prior to the Effective Time;
(ii) the account balance of each SpinCo Group Employee under a Parent 401(k) Plan as of the date of the transfer of Assets from such Parent 401(k) Plan (including any outstanding promissory notes relating to outstanding loans) shall be credited to such individual’s account under the corresponding SpinCo 401(k) Plan; and
(iii) each SpinCo 401(k) Plan shall assume and honor the terms of all QDROs in effect under the corresponding Parent 401(k) Plan in respect of SpinCo Group Employees immediately prior to the Effective Time.
(e) Plan Fiduciaries. For all periods at and after the Effective Time, the parties agree that the applicable fiduciaries of each of the Parent 401(k) Plans and the SpinCo 401(k) Plans, respectively, shall have the authority with respect to the Parent 401(k) Plans and the SpinCo 401(k) Plans, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.
Section 5.04. Puerto Rico Savings Plan. Effective on or before the Distribution Date, SpinCo shall or shall cause the members of the SpinCo Group to adopt and establish a SpinCo Puerto Rico Savings Plan and related trust which shall have substantially similar terms in all material respects as of immediately prior to the Distribution Date as the corresponding Parent Puerto Rico Savings Plan. Notwithstanding the foregoing, SpinCo may make such changes, modifications or amendments to the SpinCo Puerto Rico Savings Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation or which result from vendor limitations. The Parties shall implement the provisions of Section 5.03 to the extent applicable under the same or similar substantive requirements of Puerto Rico and comply with applicable Law (including any regulatory approvals) to effectuate the transfer of account balances, liabilities and participation of eligible SpinCo Group Employees in the SpinCo Puerto Rico Savings Plan.
Section 5.05. Canada Defined Contribution Plan.
(a) Effective on or before the Distribution Date, SpinCo shall, or shall cause the members of the SpinCo Group to, adopt and establish the SpinCo Canada Defined Contribution Plan and a related fund (the “SpinCo Canada Defined Contribution Fund”) that shall have substantially similar terms in all material respects as of immediately prior to the Distribution Date as the Parent Canada Defined Contribution Plan. Notwithstanding the foregoing, SpinCo may make such changes, modifications or amendments to the SpinCo Canada Defined Contribution Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation or that result from vendor limitations.

(b) Transfer of Account Balances. No later than thirty (30) days following the Effective Time (or such other times as mutually agreed to by the Parties), Parent shall cause the funding agent of the Parent Canada Defined Contribution Plan to transfer from the fund that forms a part of the Parent Canada Defined Contribution Plan to the SpinCo Canada Defined Contribution Fund, the account balances of SpinCo Group Employees under the Parent Canada Defined Contribution Plan, determined as of the date of the transfer. Any Asset and Liability transfers pursuant to this Section 5.05 shall comply in all respects with the requirements of applicable Law. For greater certainty, the Parties shall, or shall cause their respective Affiliates to, cooperate in providing such notices to the affected SpinCo Group Employees as may be necessary to effect such transfer of account balances in compliance with applicable Law and published regulatory guidance. The Parties agree that to the extent that any Assets are not transferred in kind, SpinCo will map the Assets transferred into an appropriate investment vehicle.
(c) Transfer of Liabilities. Effective as of the Effective Time but subject to the Asset transfer specified in Section 5.05(b) above, the SpinCo Canada Defined Contribution Plan shall assume and be solely responsible for all the Liabilities for or relating to SpinCo Group Employees under the Parent Canada Defined Contribution Plan. SpinCo shall be responsible for all ongoing rights of or relating to SpinCo Group Employees for future participation in the SpinCo Canada Defined Contribution Plan.
(d) SpinCo Canada Defined Contribution Plan Provisions. The SpinCo Canada Defined Contribution Plan shall provide that:
(i) SpinCo Group Employees shall be eligible to participate in a SpinCo Canada Defined Contribution Plan as of the Effective Time to the extent that they were eligible to participate in the corresponding Parent Canada Defined Contribution Plan as of immediately prior to the Effective Time;
(ii) the account balance of each SpinCo Group Employee under the Parent Canada Defined Contribution Plan as of the date of the transfer of Assets from such Parent Canada Defined Contribution Plan shall be credited to such individual’s account under the corresponding SpinCo Canada Defined Contribution Plan; and
(e) Plan Fiduciaries. For all periods at and after the Effective Time, the Parties agree that the applicable fiduciaries of the Parent Canada Defined Contribution Plan and the SpinCo Canada Defined Contribution Plan, respectively, shall have the authority with respect to the Parent Canada Defined Contribution Plan and the SpinCo Canada Defined Contribution Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under applicable Law and the terms of the applicable plan documents.
ARTICLE VI
NONQUALIFIED DEFERRED COMPENSATION PLANS
Section 6.01. Parent Deferred Compensation Plans. Parent shall, or shall cause a member of the Parent Group to, assume and retain all Liabilities and Assets with respect to the

Parent Deferred Compensation Plans and related rabbi trusts with respect to Employees and Former Employees, whether arising before, on or after the Distribution Date and no member of the SpinCo Group shall assume or retain any Liabilities and Assets with respect to such Parent Deferred Compensation Plan and the related rabbi trust. Following the Effective Time, no SpinCo Employee or Former SpinCo Employee shall be credited with any additional service under the Parent Deferred Compensation Plans; provided that, any SpinCo Group Employee who is a participant in the 2005 Con-Way Plan immediately prior to the Effective Time and has made an irrevocable salary deferral election for the 2021 calendar year with respect to such plan shall be credited under such plan with any salary deferral amounts made pursuant to such election. In connection with the forgoing, promptly following the end of the 2021 calendar year, SpinCo shall transfer to Parent an aggregate amount in cash equal to the aggregate amount of such salary deferrals less any applicable payroll Taxes, which amount shall be promptly contributed by Parent to the rabbi trust associated with the 2005 Con-Way Plan.
Section 6.02. Jacobson Companies Deferred Compensation Plan. SpinCo Group shall assume and retain the Liabilities and Assets of the Jacobson Companies Deferred Compensation Plan and related rabbi trust as of the Effective Time and no member of the Parent Group shall assume or retain any Liabilities and Assets with respect to the Jacobson Companies Deferred Compensation Plan and the related rabbi trust. Following the Effective Time, to the extent applicable, no Parent Group Employee shall be credited with any additional service under the Jacobson Companies Deferred Compensation Plan.
Section 6.03. Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement shall trigger a payment or distribution of compensation under any of the Parent Deferred Compensation Plans or under the Jacobson Companies Deferred Compensation Plan for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any such plan shall occur upon such participant’s separation from service from the Parent Group or SpinCo Group or at such other time as provided in the applicable deferred compensation plan or participant’s deferral election.
ARTICLE VII
WELFARE BENEFIT PLANS
Section 7.01. Welfare Plans.
(a) Establishment of SpinCo Welfare Plans. Except as otherwise provided in this Article VII, as of or before the Effective Time, SpinCo shall, or shall cause the members of the SpinCo Group to establish the SpinCo Welfare Plans pursuant to Section 2.03(a) that generally correspond to the Parent Welfare Plans in which such SpinCo Group Employees participate immediately prior to the Effective Time, with such changes, modifications or amendments as may be required by applicable Law or as are necessary and appropriate to reflect the Separation. In addition, SpinCo or members of the SpinCo Group shall retain the right to modify, amend, alter or terminate the terms of any SpinCo Welfare Plan to the same extent that the Parent Group had such rights under the corresponding Parent Welfare Plan.

(b) Waiver of Conditions; Benefit Maximums. SpinCo shall, or shall cause the members of the SpinCo Group to, use commercially reasonable efforts to cause the SpinCo Welfare Plans to:
(i) with respect to the enrollment as of the Effective Time, waive (x) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any SpinCo Group Employee or Former SpinCo Group Employee, other than limitations that were in effect with respect to the SpinCo Group Employee or Former SpinCo Group Employee under the applicable Parent Welfare Plan as of immediately prior to the Effective Time, and (y) any waiting period limitation or evidence of insurability requirement applicable to a SpinCo Group Employee or Former SpinCo Group Employee other than limitations or requirements that were in effect with respect to such SpinCo Group Employee or Former SpinCo Group Employee under the applicable Parent Welfare Plans as of immediately prior to the Effective Time; and
(ii) take into account (x) with respect to aggregate annual, lifetime, or similar maximum benefits available under the SpinCo Welfare Plans, a SpinCo Group Employee’s or Former SpinCo Group Employee’s prior claim experience under the Parent Welfare Plans and any Benefit Plan that provides leave benefits; and (y) any eligible expenses incurred by a SpinCo Group Employee or Former SpinCo Group Employee and his or her covered dependents during the portion of the plan year of the applicable Parent Welfare Plan ending as of the Effective Time to be taken into account under such SpinCo Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such SpinCo Group Employee or Former SpinCo Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Parent for similar purposes prior to the Effective Time as if such amounts had been paid in accordance with such SpinCo Welfare Plan.
(c) Allocation of Welfare Plan Assets and Liabilities. Effective as of the Effective Time and except as otherwise provided in this Article VII, the Parent Group shall retain or assume, as applicable, and be responsible for all assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Parent Group Employees or Former Parent Group Employees under the Parent Welfare Plans or SpinCo Welfare Plans before, at, or after the Effective Time, and the SpinCo Group shall retain or assume, as applicable, and be responsible for all assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Group Employees or Former SpinCo Group Employees under the SpinCo Welfare Plans or Parent Welfare Plans before, at, or after the Effective Time. No SpinCo Welfare Plan shall provide coverage to any Parent Group Employee or Former Parent Group Employee after the Effective Time, and except as provided in this Article VII, no Parent Welfare Plan shall provide coverage to any SpinCo Group Employee or Former SpinCo Group Employee after the Effective Time.

Section 7.02. Retiree Medical Plans.
(a) Retention of Retiree Medical. Parent shall retain all Liabilities and Assets under the Parent Retiree Medical Plans with respect to any Employee or Former Employee who immediately prior to the Effective Time (i) is a participant in a Parent Retiree Medical Plan or (ii) will satisfy the eligibility, participation and other applicable requirements under the Parent Retiree Medical Plan upon commencement of retirement, taking into account any additional credit for vesting under Section 7.02(b). Such Employee and Former Employees shall be entitled to coverage under such Parent Retiree Medical Plan in accordance with and subject to the terms of such plan as such plan may be amended from time to time by a member of the Parent Group, unless such plan is terminated by a member of the Parent Group. For the avoidance of doubt, (i) Parent or members of the Parent of Group shall retain the right to modify, amend, alter or terminate the terms of any Parent Welfare Plan, including the Retiree Medical Plan and (ii).no member of the SpinCo Group shall be required to establish a retiree medical plan pursuant to the terms of this Agreement.
(b) Additional Vesting Credit. Parent shall or shall cause another member of the Parent Group to amend the XPO Logistics, Inc. Retiree Benefit Plan (formerly the Con-Way Retiree Medical Plan) to provide that for the period commending at the Effective Time and ending on December 31, 2021, each SpinCo Employee who was eligible for such plan as of immediately prior to the Effective Time shall be given vesting credit for service with members of the SpinCo Group during such period for purposes of such plan.
Section 7.03. COBRA. The Parent Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans with respect to any Parent Group Employees and any Former Parent Group Employees (and their covered dependents) who experience a qualifying event under COBRA before, as of, or after the Effective Time, including, where applicable, administration of the COBRA premium assistance subsidy under the American Rescue Plan Act of 2021. Effective as of the Effective Time, the SpinCo Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Welfare Plans with respect to any SpinCo Group Employees or Former SpinCo Group Employees (and their covered dependents) who experience a qualifying event under the SpinCo Welfare Plans and/or the Parent Welfare Plans before, as of, or after the Effective Time, including, where applicable, administration of the COBRA premium assistance subsidy under the American Rescue Plan Act of 2021. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA. The Parties further agree to work together to ensure that refunds for COBRA payments are promptly made to assistance eligible individuals and to provide the other Party with whatever information is necessary to enable that Party to timely and accurately claim its respective share of the premium assistance tax credit.
Section 7.04. Flexible Spending Accounts. As of no later than the Effective Time, SpinCo shall, or shall cause the members of the SpinCo Group to, establish SpinCo Welfare Plans, including a cafeteria plan that shall provide health or dependent care flexible spending account benefits to SpinCo Group Employees on and after the Effective Time (collectively, the “SpinCo Flex Plan”). The Parties shall use commercially reasonable efforts to ensure that as of the Effective Time any health and dependent care flexible spending accounts of SpinCo Group Employees (whether positive or negative) (the “Transferred Account Balances”) under Parent Welfare Plans are transferred as soon as practicable after the Effective Time, from the Parent Welfare Plans to the SpinCo Flex Plan. Such SpinCo Flex Plan shall assume responsibility as of the Effective Time for all outstanding health or dependent care claims under the corresponding Parent Welfare Plans of each SpinCo Group Employee as of the first day of the year in which the Effective Time occurs and shall assume and agree to perform the obligations of the corresponding Parent Welfare Plans from and after the Effective Time. As soon as practicable after the Effective Time, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Parent shall pay SpinCo the net aggregate amount of the Transferred Account Balances, if such amount is positive, and SpinCo shall pay Parent the net aggregate amount of the Transferred Account Balances, if such amount is negative.Section 7.05. Disability Plans. The Parent Group shall assume and retain all Liabilities for long-term disability benefits with respect to any Parent Group Employee or Former Parent Group Employee. The SpinCo Group shall assume and retain all Liabilities for long-term disability benefits with respect to any SpinCo Group Employee or Former SpinCo Group Employee.
Section 7.06. Vacation, Holidays and Leaves of Absence. Effective as of no later than the Effective Time, the SpinCo Group shall assume all Liabilities of the SpinCo Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each SpinCo Group Employee, unless otherwise required by applicable Law. The Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Parent Group Employee.
Section 7.07. Workers’ Compensation. The treatment of workers’ compensation claims shall be governed by Section 5.1 of the Separation and Distribution Agreement.
Section 7.08. Insurance Contracts. To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop-loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for SpinCo or Parent as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.08.
Section 7.09. Third-Party Vendors. Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Parent or SpinCo, as applicable, and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.09.
ARTICLE VIII
MISCELLANEOUS
Section 8.01. Preservation of Rights to Amend. Except as set forth in this Agreement, the rights of each member of the Parent Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.
Section 8.02. Fiduciary Matters. Parent and SpinCo each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.
Section 8.03. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.
Section 8.04. Counterparts; Entire Agreement; Corporate Power.
(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:
(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.
(d) Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.
Section 8.05. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 8.06. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a change of control or a sale of all or substantially all of a Party (or its assets) so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 8.07. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.
Section 8.08. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested or by electronic mail (e-mail) so long as the confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.08):
If to Parent, to:
XPO Logistics, Inc.
Five American Lane
Greenwich, Connecticut 06831
Attention:        Deputy Chief Financial Officer, Ravi Tulsyan
E-mail:            ravi.tulsyan@xpo.com
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:        Adam O. Emmerich
Viktor Sapezhnikov
E-mail:            AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
If to SpinCo (prior to the Effective Time), to:
GXO Logistics, Inc.
Two American Lane
Greenwich, Connecticut 06831
Attention:        Chief Legal Officer, Karlis Kirsis
E-mail:            Karlis.Kirsis@gxo.com

with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:        Adam O. Emmerich
Viktor Sapezhnikov
E-mail:            AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
If to SpinCo (from and after the Effective Time), to:
GXO Logistics, Inc.
Two American Lane
Greenwich, Connecticut 06831
Attention:        Chief Legal Officer, Karlis Kirsis
E-mail:            Karlis.Kirsis@gxo.com
with a copy (which shall not constitute notice), to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:        Adam O. Emmerich
Viktor Sapezhnikov
E-mail:            AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
Section 8.09. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 8.10. Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.

A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.
Section 8.11. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.12. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.
Section 8.13. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 8.14. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.
Section 8.15. Specific Performance. Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
Section 8.16. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.
Section 8.17. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa, and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to August 1, 2021.
Section 8.18. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).
Section 8.19. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

XPO LOGISTICS, INC.

By:	/s/ Ravi Tulsyan
Name: Ravi Tulsyan
Deputy Chief Financial Officer &
Title: Treasurer

GXO LOGISTICS, INC.

By:	/s/ Karlis P. Kirsis
Name: Karlis P. Kirsis
Title: Chief Legal Officer